Exhibit 99.1

National Beverage Corp. Reports Solid Winter Quarter

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--National Beverage Corp. (NASDAQ:FIZZ) today reported financial results for its third quarter ended January 26, 2008. Compared to the prior year:

  Revenues increased 5% to $123.2 million;
  Operating Income increased 13% to $4.9 million; and
  Net Income increased 7% to $3.3 million.

“Led by our Rip It energy drinks and LaCroix water brands, the continued volume gains of higher-margin products allowed us to overcome significant cost pressures and softness in the carbonated soft-drink market in what is traditionally our weakest quarter,” stated Chairman and Chief Executive Officer, Nick A. Caporella. “On an operating basis, this was one of our best third quarters ever, with the Everfresh / Mr. Pure juice lines also reporting solid growth.”

“We are pleased with the initial response to the introduction of our newest functional products, the Àsanté line of enhanced waters. Fortified with vitamins, minerals and electrolytes, Àsanté will provide consumers superior flavor and lower calories at a value price. Final development work has also been completed on several other announced new products, including BODYWORX premium enhanced waters, Sundance organic tea/super-fruit blends and the Nutrafizz line of effervescent tablets, with rollouts scheduled to begin during our fourth quarter,” concluded Caporella.

National Beverage is highly innovative, making it unique as a pace-setter in the changing soft-drink industry. Its lineup of refreshment products consisting of – Energy Drinks and Fortified Powders, Vitamin Enhanced juices and waters, and new-to-come beverage supplements are geared toward the lifestyle/health-conscious consumer.

Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® and FREEK™ energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

Fun, Flavor and Vitality . . . the National Beverage Way

National Beverage Corp.
Consolidated Results for the Periods Ended
January 26, 2008 and January 27, 2007

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended	Twelve Months Ended
	January 26,	January 27,	January 26,	January 26,
	2008	2007	2008	2008

Net Sales	$123,182	$117,123	$418,474	$554,427

Net Income	$3,254	$3,034	$16,916	$23,056

Net Income Per Share (a):
Basic	$.07	$.07	$.37	$.50
Diluted	$.07	$.07	$.37	$.50

Average Common Shares Outstanding (a):
Basic	45,912	45,772	45,875	45,854
Diluted	46,094	46,066	46,107	46,109

(a) Prior year net income per share and average common shares outstanding amounts are adjusted for the 20% stock dividend distributed on June 22, 2007.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings and the Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

CONTACT:
National Beverage Corp., Fort Lauderdale
Grace A. Keene, Office of the Chairman, 954-581-0922